eGames Announces Acquisition of Legendary Brand
                          and Game Developer Cinemaware
        Cinemaware President Lars Fuhrken-Batista To Join eGames As Vice
                            President of Development

LANGHORNE, Pa., - October 6, 2005 (PRIMEZONE) - eGames, Inc. (OTCBB:EGAM), a publisher of Family Friendly(TM), affordably priced consumer entertainment software, today announced that it had entered into an agreement to purchase substantially all of the assets of Cinemaware, Inc., a developer of interactive entertainment software for console game platforms and the PC.

The assets to be acquired upon completion of the transaction consist of Cinemaware's intellectual property, contract rights and goodwill. As part of the transaction, Lars Fuhrken-Batista, Cinemaware's President, will join eGames as its new Vice President of Development. Mr. Batista will be in charge of internal product development and external acquisition opportunities.

eGames will issue between 600,000 and 855,000 shares of eGames' common stock to Cinemaware in exchange for its assets, to be calculated based on the average closing price of a share of eGames common stock for the ten trading days prior to the closing. eGames will also issue to Cinemaware warrants for the purchase of an additional 300,000 shares of its common stock. The transaction is expected to close before the end of October, 2005.

Cinemaware, Inc. was formed by Mr. Batista in 2000 upon the acquisition of the Cinemaware(R) interactive entertainment software trademark, and intellectual property previously owned by Cinemaware Corporation, originally founded in 1985. Cinemaware began as an active developer and publisher of award winning games for the Amiga, C64, Apple IIGS, PC, NES, NEC Turbografx and other computers and console systems. After releasing over fifteen titles, Cinemaware Corporation closed its doors in 1991. Cinemaware's catalog game properties include Robin
Hood: Defender of the Crown(R), Defender of the Crown(R), SDI(TM), The King of Chicago(TM), Sinbad and the Throne of the Falcon(TM), Rocket Ranger(TM), Lords of the Rising Sun(TM), It Came from the Desert(TM), Wings(TM) and the TV Sports(TM) franchise of sports games. These titles are still included on numerous "Best Games of All Time" lists in major game publications and websites worldwide and are to this day considered some of the most innovative games ever created.

"By joining forces with an established publisher such as eGames, we will now be able to reach a larger market and explore the full potential of Cinemaware's past and future intellectual properties on a much wider platform range. In the current transition phase the game industry is going through, it was very important for me to find a suitable partner for future Cinemaware products, and I am happy to be a part of the eGames team as we move forward with new product releases," said Cinemaware President Lars Fuhrken-Batista.

Jerry Klein, President and CEO of eGames, commented, "The original Cinemaware group spurred a revolution in game design and presentation by combining highly entertaining and accessible game play set in familiar film genres and using unique cinematic presentation techniques. Under Lars' leadership, Cinemaware embarked on a multi-platform product development strategy with special focus on next generation video game consoles and hand-held formats, as well as personal computers and online markets. Cinemaware's unique franchises and intellectual property were used to bring its compelling and immersive game style to today's gamers. With his background in film production and video game development, Lars was uniquely qualified to re-launch Cinemaware in 2000. We're privileged and excited to have a person with his capabilities join eGames to lead our development to its next stage of growth."

Rich Siporin, Vice President of Sales and Marketing for eGames added, "eGames continues to enjoy success within the value priced, casual game arena, and our strategy remains focused on growing this segment of our business. It is clear, however, that we now need to take advantage of new and different product genres and platforms that have mass-market appeal. Cinemaware not only provides the opportunity to venture into higher priced PC titles, it provides us with the opportunity to launch titles into established and growing console and handheld markets."

"The Cinemaware acquisition gives us flexibility to be a viable player within the entire game marketplace versus just the casual gaming segment," Siporin added. "Our strategy has always been to merge with or acquire a complementary partner to expand our business and increase our importance to consumers, retailers and distributors. Ultimately, we plan to become a full service publisher reaching all gaming segments within the entire video game industry. Cinemaware is an additive opportunity for eGames. It is entirely incremental to our existing business and provides us with an important source of proprietary brands and intellectual properties which will be instrumental in our future development plans."

About eGames, Inc.:

eGames,Inc., headquartered in Langhorne, PA, publishes and markets a diversified line of Family Friendly(TM), affordably priced consumer entertainment PC software games. The Company promotes the eGames(TM) brand in order to generate customer loyalty, encourage repeat purchases and differentiate eGames software products to retailers and consumers. Additional information regarding eGames, Inc. can be found at www.egames.com. eGames -- Where the "e" is for Everybody!(R)

About Cinemaware, Inc.:

Cinemaware, Inc. is a developer of interactive entertainment software for PC and console systems. Originally founded in 1986, Cinemaware has developed a wide range of critically acclaimed and highly successful games for a variety of personal computers and video game systems.



Forward-Looking Statement Safe Harbor:
--------------------------------------
This press release contains certain forward-looking statements, including without limitation, statements regarding: the anticipated closing date for the Cinemaware transaction; the employment of Mr. Batista as the Company's Vice President of Development; the consideration eGames expects to issue to Cinemaware in exchange for its assets; the Company's plan to take advantage of new and different product genres and platforms with mass-market appeal, potentially launch higher priced PC titles, and expand the Company's product offering beyond the casual gaming market; and other statements that contain the words "believes" ,"expects", "may" "should" or "anticipates". The actual results achieved by the Company and the factors that could cause actual results to differ materially from those indicated by the forward-looking statements are in many ways beyond the Company's control. The Company cautions readers that the risks and uncertainties that may affect the Company's future results and performance include, but are not limited to, those discussed under the heading "Factors Affecting Future Performance" in the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 and Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005, both filed with the Securities and Exchange Commission.

Contacts:
---------
eGames, Inc.
Jerry Klein, President and CEO
(215) 750-6606 (Ext. 118)
Rich Siporin, Vice President Sales and Marketing
(215) 750-6606 (Ext. 129)

Cinemaware, Inc.:
E-mail: press@cinemaware.com
Web:    www.cinemaware.com